                                                                   EXHIBIT 10(s)


                      SENIOR EXECUTIVE SEVERANCE AGREEMENT

This Agreement ("Agreement") is entered into and made effective as of the __th day of ___________ 1999 by and among CONSOLIDATED STORES CORPORATION, an Ohio corporation ("Consolidated"), CONSOLIDATED STORES CORPORATION, a Delaware corporation and the ultimate parent company of Consolidated ("CSC") and_____________, an individual residing in ____ (the "Executive").

WHEREAS, the Board of Directors of Consolidated (the "Board") believes it is in the best interests of Consolidated and its shareholders to assure the continued services of Executive, undiminished by any actual or perceived threat to continued employment that may arise from an actual or threatened Change in Control (as defined herein) of Consolidated or CSC;

WHEREAS, should Consolidated or CSC receive any proposal that may result in a Change in Control, the Board believes it imperative that Consolidated and the Board be able to rely upon the Executive's continued employment in the Executive's then current position, and that Consolidated be able to receive and rely upon Executive's advice, if it requests it, as to the best interests of Consolidated, CSC and their respective share/stockholders, without concern that Executive might be distracted by the personal uncertainties and risks created by such a proposal; and

WHEREAS, Executive wishes to continue to serve in Executive's then current capacity, subject to assurance that in the event of a Change in Control, Executive will have a reasonable degree of financial security;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, Consolidated, CSC and Executive agree as follows:

   1. there is a Change in Control (as defined in Section 3 hereof) and Executive's employment is thereupon terminated or terminated within twenty four (24) months after the effective date thereof, Executive shall be entitled to the termination benefits set forth in Section 2 hereof. For purposes of this Agreement, Executive's employment shall be deemed to have been terminated only if Consolidated terminates such employment other than for Cause or if a Constructive Termination occurs. "Cause" shall mean Executive's conviction of a felony, or an act or acts of personal dishonesty on Executive's part intended to result and resulting in material harm to Consolidated, or any refusal by Executive to perform his assigned duties for a period exceeding ten (10) consecutive business days, other than any such refusal arising from a Constructive Termination or by reason of temporary physical or mental disability or illness. "Constructive Termination" shall mean a resignation by Executive because of any material adverse change or material diminution in Executive's reporting relationships, job description, duties, responsibilities, compensation, perquisites, office or location of employment (as reasonably determined by Executive in his/her good faith discretion); provided, however, that Executive shall notify Consolidated in writing at least forty five (45) days in advance of any election by Executive to terminate his or her employment hereunder, specifying the nature of the alleged adverse change or diminution, and Consolidated or CSC, as the case may be, shall have a period of ten (10) business days after the receipt of such notice to cure such alleged adverse change or diminution before Executive shall be entitled to exercise any such rights and remedies. Executive shall not be entitled to the benefits available hereunder unless such notice is timely given.



FORM 10-K                                                                Page 54

                                                                   EXHIBIT 10(s)



   2. The benefits payable to Executive pursuant to Section 1 hereof are as follows:

       A. Consolidated shall pay to Executive a lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two times the annual salary paid or payable to Executive immediately prior to the effective date of such Change in Control (the "Lump Sum Payment"); provided, however, that if there are fewer than twenty four (24) months remaining from the date of Executive's termination to Executive's normal retirement date under any retirement plan then in effect, Consolidated shall instead pay Executive the amount obtained by multiplying the Lump Sum Payment by a fraction, the numerator of which is the number of months so remaining and the denominator of which is 24. The applicable amount shall be paid on the later of (x) the next business day after the day Executive's employment is terminated, or (y) the next business day after the effective date of such Change in Control.

       B. In addition to the payment described in Subsection 2.A. above, Consolidated shall pay to Executive a lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two times the Executive's then current annual Stretch Bonus, as defined and determined annually by the Compensation Committee of the CSC Board of Directors (the "Lump Sum Bonus Payment"); provided, however, that (i) in the event the Executive's then current Stretch Bonus is undefined or is not subject to a maximum payout, the Executive's annual Stretch Bonus shall be deemed to be 200% of the Executive's then current base salary and (ii) if there are fewer than twenty four (24) months remaining from the date of Executive's termination to Executive's normal retirement date under any retirement plan then in effect, Consolidated shall instead pay Executive the amount obtained by multiplying the Lump Sum Bonus Payment by a fraction, the numerator of which is the number of months so remaining and the denominator of which is 24. Executive shall receive the Lump Sum Bonus Payment at the same time Executive receives the Lump Sum Payment described in Subsection 2.A. above.

       C. For a period of one year, Executive (and his or her family, if their participation is permitted under the terms of the subject plan) shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, or other executive benefit plan (other than bonus compensation or performance plans to the extent that such plans, in the case of Executive, are in lieu of the bonus plan set forth in Subsection 2.B. above) that is generally available to similarly titled executive officers of Consolidated; provided, however, that Executive's participation in the plans referred to in this Subsection 2.C. shall be terminated (other than as provided by law) when and to the extent that Executive is entitled to receive the same from another employer during such period. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan, including, but not limited to, reimbursement of 100% of all medical and dental expenses incurred during the period of participation in the plans referred to above.

       D. If all or any portion of the amount payable to Executive under this Agreement, either alone or together with other amounts that Executive is entitled to receive in connection with a Change in Control, constitutes "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts




FORM 10-K                                                                Page 55

                                                                   EXHIBIT 10(s)



           payable hereunder shall be increased to the extent necessary to place Executive in the same after-tax position as Executive would have been in had no such excise tax or assessment been imposed on any such payment paid or payable to Executive under this Agreement or any other payment that Executive may receive as a result of such Change in Control. The determination of the amount of any such tax or assessment and the resulting amount of incremental payment required hereby in connection therewith shall be made by the independent accounting firm employed by Consolidated immediately prior to the applicable Change in Control, within thirty (30) calendar days after the payment of the amount payable pursuant to Subsections 2.A. and 2.B. hereof, and said incremental payment shall be made within five
           (5) business days after said determination has been made.

       E. If, after the date upon which any payment required under this Agreement has been made, it is determined (pursuant to final judgment of a court of competent jurisdiction or an agreed upon tax assessment) that the amount of excise or other similar taxes or assessments payable by Executive is greater than the amount initially so determined, then Consolidated shall pay Executive an amount equal to the sum of (i) such additional excise or other similar taxes, plus
           (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Executive for any income, excise or other tax or assessment payable by Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii). Payment thereof shall be made within five (5) business days after the date upon which such subsequent determination is made.

   3.  As used herein, "Change in Control" means any of the following events:
       (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of CSC entitled to vote for the election of directors;
       (ii) a majority of the Board of Directors of CSC is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors of CSC in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of CSC at any date consists of persons not so nominated and approved; (iii) the stockholders of CSC approve an agreement to reorganize, merge or consolidate with another corporation (other than Consolidated or an affiliate); or (iv) the stockholders of CSC adopt a plan or approve an agreement to sell or otherwise dispose of all or substantially all of CSC's assets (including without limitation, a plan of liquidation or dissolution), in a single transaction or series of related transactions. The effective date of any such Change in Control shall be the date upon which the last event occurs or last action is taken such that the definition of such Change in Control (as set forth above) has been met. For purposes of this Agreement, the term "affiliate" shall mean: (i) any person or entity qualified as part of an affiliated group which includes Consolidated and CSC pursuant to Section 1504 of the Code; or (ii) any person or entity qualified as part of a parent-subsidiary group of trades and businesses under common control within the meaning of Treasury Regulation Section 1.414(c)(2)(b). Determination of affiliate shall be tested as of the date immediately prior to any event constituting a Change in Control. The other provisions of this Section 3 notwithstanding, the term "Change in Control" shall not mean any transaction, merger, consolidation, or reorganization in which CSC exchanges or offers to exchange newly issued or treasury shares in an amount less than 50% of the then outstanding equity securities of CSC entitled to vote for the election of directors, for 51% or more of the outstanding equity securities



FORM 10-K                                                                Page 56

                                                                   EXHIBIT 10(s)



       entitled to vote for the election of at least the majority of the directors of a corporation other than CSC or an affiliate thereof (the "Acquired Corporation"), or for all or substantially all of the assets of the Acquired Corporation.

   4. If Executive hires legal counsel with respect to any alleged failure by Consolidated or CSC to comply with any of the terms of this Agreement, or institutes any negotiation or institutes or responds to any legal action to assert or defend the validity of or to enforce Executive's rights under, or to recover damages for breach of, this Agreement, Consolidated shall pay Executive's actual expenses for attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments so made to Executive equal such fees and disbursements; provided, however, that Executive shall be responsible for his own fees and expenses with respect to any lawsuit between Executive and Consolidated to enforce rights or obligations under this Agreement in which Consolidated is the prevailing party. The fees and expenses incurred by Executive in instituting or responding to any such negotiation or legal action shall be paid by Consolidated as they are incurred, in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by Executive to repay such amounts if Consolidated is ultimately determined to be the prevailing party.

   5. If any amount due Executive hereunder is not paid when due, then Consolidated shall pay interest on said amount at an annual rate equal to the base lending rate of National City Bank, Cleveland, Ohio, or successor, as in effect from time to time, for the period between the date on which such payment is due and the date said amount is paid.

   6. Consolidated's obligation to pay Executive the compensation and to make the arrangements required hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that Consolidated may have against Executive or otherwise. All amounts payable by Consolidated hereunder shall be paid without notice or demand. Subject to the proviso in Section 1 above, each and every payment made hereunder by Consolidated shall be final and Consolidated shall not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be obligated to seek other employment or compensation or insurance in mitigation of any amount payable or arrangement made under any provision of this Agreement, and the obtaining of any such other employment or compensation or insurance, except as otherwise provided in this Agreement, shall in no event effect any reduction of Consolidated's obligations to make the payments and arrangements required to be made under this Agreement.

   7. From and after any termination of Executive's employment, Executive shall retain in confidence and not use for his own benefit or on behalf of any other person or entity any confidential information known to him concerning CSC, Consolidated, their respective subsidiaries or their respective businesses so long as such information is not publicly disclosed by someone other than Executive.

   8. In partial consideration of the benefits granted to Executive herein, Executive agrees that during the six-month period immediately following Executive's termination, if Executive shall have received benefits under
       Section 2 above, Executive shall not engage in any Competitive Activity. For purposes of this Agreement, "Competitive Activity" shall mean Executive's participation, without the approval of the Board or the written consent of the chief executive officer of Consolidated, in the management of any business



FORM 10-K                                                                Page 57

                                                                   EXHIBIT 10(s)




       operation of any enterprise if such operation (a "Competitive Operation") engages in substantial and direct competition with Consolidated's closeout business operation at the date of Executive's termination. For purposes of this Agreement, a closeout business operation shall be considered in substantial and direct competition with Consolidated's closeout business operation if such business operation's sales of closeout merchandise amount to ten percent (10%) or more of such business operation's total sales. Competitive Activity shall not include (i) the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or of any business operation thereof, other than in connection with a Competitive Operation of such enterprise.

   9. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provision hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

   10. Except as specifically set forth herein, this Agreement supersedes and replaces any and all prior Senior Executive Severance Agreements or Executive Severance Agreements between the parties, but shall not be deemed to negate, supersede or alter any other agreement or arrangement between Executive and Consolidated or CSC or any other rights to which Executive may be entitled, and shall be and remain in effect in addition to any such other agreement or rights, whether now existing or later created.

   11. This Agreement shall be effective for a one year period beginning with the effective date hereof (the "Initial Term") and shall automatically be renewed for successive one year periods commencing on successive anniversaries of the date hereof (each, a "Renewal Term"), subject to the following conditions:

       A. this Agreement shall be deemed terminated upon any termination or other cessation whatsoever of Executive's employment for any reason prior to a Change in Control;

       B. this Agreement may be terminated by the mutual agreement of Executive and Consolidated;

       C. Consolidated may terminate this Agreement at any time effective upon thirty (30) days prior written notice being given; provided, however, that such notice shall be ineffective if a Change in Control shall occur prior to the effective date of such termination.

           Notwithstanding anything to the contrary herein, this Agreement shall not be terminated or deemed terminated except by mutual agreement of Executive and Consolidated (i) during the first twenty four (24) months after the effective date of a Change in Control or (ii) during any period when Consolidated or CSC has knowledge that any third person has taken steps reasonably calculated to effect a Change in Control, until such third person has abandoned or terminated his or its efforts in connection therewith. Upon any termination hereof, Executive shall have no further rights hereunder, except to the extent that rights to any benefit have accrued hereunder because of a Change in Control occurring prior to such termination.

   12. In consideration of and as inducement to Executive to enter into this Agreement, CSC hereby absolutely and unconditionally guarantees to Executive the full, complete and timely payment and performance of


FORM 10-K                                                                Page 58

                                                                   EXHIBIT 10(s)




       all obligations of Consolidated arising out of or in connection with this Agreement. This guaranty shall be enforceable against CSC without any suit or proceeding by Executive against Consolidated and without any notice of nonpayment or nonperformance hereunder.

   13. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. Consolidated shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Consolidated, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform and discharge all obligations of Consolidated arising under this Agreement. All references herein to Consolidated shall be deemed to include any such successor.

   14. This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

ATTEST:                                     CONSOLIDATED STORES CORPORATION,
                                            a Delaware corporation



                                            By:
Secretary, Albert J. Bell                   William G. Kelley
                                            Its Chief Executive Officer

ATTEST:                                     CONSOLIDATED STORES CORPORATION,
                                            an Ohio corporation


                                            By:
Secretary, Albert J. Bell                   Michael J. Potter
                                            Its Executive Vice President




                                            ("EXECUTIVE")

FORM 10-K                                                                Page 59